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                                                             Exhibit 99(a)(1)(H)

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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY
BY THE OFFER TO PURCHASE, DATED APRIL 27, 2000, AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD
NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE PURCHASER (AS DEFINED BELOW) BY ROBERT W. BAIRD & CO. INCORPORATED, THE DEALER MANAGER (AS DEFINED BELOW), OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                (AND THE ACCOMPANYING RIGHTS (AS DEFINED BELOW))
                                       OF
                                   ACSYS, INC.
                                       AT
                               $5.00 NET PER SHARE
                                       BY
                             PLATFORM PURCHASER INC.
                                 AN AFFILIATE OF
                                   VEDIOR N.V.
                   AND TO BECOME A WHOLLY OWNED SUBSIDIARY OF
                                  TIBERIA B.V.

     Platform Purchaser Inc., a Georgia corporation (the "Purchaser"), an affiliate of Vedior N.V., a company organized under the laws of the Netherlands ("Vedior"), and to become, immediately prior to the purchase of shares under the Offer, a wholly owned subsidiary of Tiberia B.V., a company organized under the laws of the Netherlands ("Parent"), is offering to purchase all outstanding shares of common stock, no par value per share (together with the associated series A junior participating preferred stock purchase rights (the "Rights"), the "Shares"), of Acsys, Inc., a Georgia corporation (the "Company"), at $5.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 27, 2000, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders who have Shares registered in their names and who tender directly to Wilmington Trust Company (the "Paying Agent") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees. The purpose of the Offer is to enable Parent to acquire control of the Company through the acquisition of all of the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger (as defined below) is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger.

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       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON WEDNESDAY, MAY 24, 2000, UNLESS THE OFFER IS EXTENDED.
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     The Offer is conditioned upon (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) that number of Shares that would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase, (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer or the Merger having expired or been terminated and (3) the satisfaction or waiver of the other conditions set forth in the Merger Agreement and described in the Offer to Purchase.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 16, 2000 (the "Merger Agreement"), among Parent, the Purchaser, Vedior, Select Appointments North America Inc. and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, Vedior or the Company, or any subsidiary of Parent or the Company, or by shareholders, if any, who perfect their statutory dissenters' rights under Georgia law), will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that Parent and the Purchaser may assign any or all of their rights and obligations (including the right to purchase Shares in the Offer) to Vedior or any wholly owned subsidiary of Vedior or, following the consummation of the Offer, Parent, but no such assignment shall relieve the assigning party of its obligations under the Merger Agreement.

     The Board of Directors of the Company has unanimously adopted and approved the Offer and the Merger and determined that the terms of the Offer and the Merger are in the best interests of the shareholders of the Company and unanimously recommends that shareholders of the Company accept the Offer and tender their Shares.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Paying Agent of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Paying Agent, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Paying Agent of (a) the certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Paying Agent's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 2 of the Offer to Purchase, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in paying for such Shares.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, May 24, 2000, unless and until the Purchaser (pursuant to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire. The Purchaser may, without the consent of the Company, and expressly reserves the right to, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Paying Agent, for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer. If all of the conditions to the Offer are not satisfied on the Expiration Date, then if all such conditions are capable of being satisfied prior to September 29, 2000, the Purchaser will extend the Offer for one or more periods of time (each not to exceed 20 business days) until such conditions are satisfied or waived; provided that the Purchaser will not be required to extend the Offer beyond, and without the approval of the Company's Board of Directors the Offer will not be extended beyond, September 29, 2000. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

     Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Sunday, June 25, 2000. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Paying Agent, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Paying Agent and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in
Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. Under the Merger Agreement and pursuant to Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period following the Expiration Date. The Purchaser will, in the event that all conditions to the Offer have been satisfied or waived as of Expiration Date, provide a subsequent offering period of 10 business days following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer. The Purchaser reserves the right to determine at a later date not to include such a subsequent offering period, in which case the Purchaser will notify shareholders at least 5 business days prior to the Expiration Date. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Vedior, Parent, the Company, the Paying Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The receipt of cash in exchange for shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such shareholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gains is 20%, and the deductibility of capital losses is subject to limitations. All shareholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

     The Purchaser expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, subject to (a) the terms of the Merger Agreement, which contains certain conditions that may not be waived and modifications that may not be made without the consent of the Company, and (b) the rules and regulations of the Commission.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager, as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, or brokers, dealers, banks, trust companies or other nominees, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:
                                [MACKENZIE LOGO]
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                          (212) 929-5500 (CALL COLLECT)
                                       OR
                          CALL TOLL-FREE (800) 322-2885
                      THE DEALER MANAGER FOR THE OFFER IS:
                              ROBERT W. BAIRD & CO.
                            777 EAST WISCONSIN AVENUE
                               MILWAUKEE, WI 53202
                                 (888) 224-7326

April 27, 2000
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